SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b).
(Amendment No. 1)*	OMB APPROVAL OMB Number: 3235-0145 Expires: October 31, 2002 Estimated average burden hours per response. . . 14.9
TTM Technologies, Inc. (Name of Issuer)
Common Stock, par value $0.001 per share (Title of Class of Securities)
87305R109 (CUSIP Number)
February 27, 2002 (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☐      Rule 13d-1(c)

        ☒      Rule 13d-1(d)

Note:    Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Circuit Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES		5	SOLE VOTING POWER
			15,652,731

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			0

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			15,652,731

PERSON WITH		8	SHARED DISPOSITIVE POWER
			0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	15,652,731

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	39.5%

12	TYPE OF REPORTING PERSON*
	00

Page 2 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Thayer Equity Investors III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES		5	SOLE VOTING POWER
			1,356,663

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			15,652,731

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			1,356,663

PERSON WITH		8	SHARED DISPOSITIVE POWER
			15,652,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	17,009,394

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	42.9%

12	TYPE OF REPORTING PERSON*
	PN

Page 3 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Thayer Equity Investors IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES		5	SOLE VOTING POWER
			1,202,470

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			15,652,731

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			1,202,470

PERSON WITH		8	SHARED DISPOSITIVE POWER
			15,652,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	16,855,201

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	42.5%

12	TYPE OF REPORTING PERSON*
	PN

Page 4 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	TC Circuits, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES		5	SOLE VOTING POWER
			43,861

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			15,652,731

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			43,861

PERSON WITH		8	SHARED DISPOSITIVE POWER
			15,652,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	15,696,592

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	39.6%

12	TYPE OF REPORTING PERSON*
	00

Page 5 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Frederic V. Malek

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES		5	SOLE VOTING POWER
			0

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			18,255,725

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			0

PERSON WITH		8	SHARED DISPOSITIVE POWER
			18,255,725

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	18,255,725

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	46.0%

12	TYPE OF REPORTING PERSON*
	IN

Page 6 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Carl J. Rickertsen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES		5	SOLE VOTING POWER
			0

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			18,255,725

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			0

PERSON WITH		8	SHARED DISPOSITIVE POWER
			18,255,725

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	18,255,725

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	46.0%

12	TYPE OF REPORTING PERSON*
	IN

Page 7 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Paul G. Stern

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES		5	SOLE VOTING POWER
			0

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			17,053,255

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			0

PERSON WITH		8	SHARED DISPOSITIVE POWER
			17,053,255

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	17,053,255

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	43.0%

12	TYPE OF REPORTING PERSON*
	IN

Page 8 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Jeffrey W. Goettman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES		5	SOLE VOTING POWER
			0

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			16,855,201

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			0

PERSON WITH		8	SHARED DISPOSITIVE POWER
			16,855,201

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	16,855,201

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	42.5%

12	TYPE OF REPORTING PERSON*
	IN

Page 9 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Daniel M. Dickinson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
			(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES		5	SOLE VOTING POWER
			0

BENEFICIALLY OWNED		6	SHARED VOTING POWER
			16,855,201

BY EACH REPORTING		7	SOLE DISPOSITIVE POWER
			0

PERSON WITH		8	SHARED DISPOSITIVE POWER
			16,855,201

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	16,855,201

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	42.5%

12	TYPE OF REPORTING PERSON*
	IN

Page 10 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 11 of 19 Pages

Item 1.

  (a)
  Name of Issuer: TTM Technologies, Inc.

  (b)
  Address of Issuer's Principal Executive Offices:

    17550 N.E. 67th Court
    Redmond, Washington 98052

Item 2.

  (a)
  Name of Person Filing:

                This Statement is being filed on behalf of each of the persons named in paragraphs (i) through (vii) below (collectively, the "Reporting Persons"), pursuant to their written agreement to the joint filing of this Statement. Except as stated otherwise, the following information is furnished with respect to each of the Reporting Persons:

  (i)
  Circuit Holdings, L.L.C.
  (ii)
  Thayer Equity Investors III, L.P.
  (iii)
  Thayer Equity Investors IV, L.P.
  (iv)
  TC Circuits, L.L.C.
  (v)
  Frederic V. Malek
  (vi)
  Carl J. Rickertsen
  (vii)
  Paul G. Stern
  (viii)
  Jeffrey W. Goettman
  (ix)
  Daniel M. Dickinson

Thayer Equity Investors III, L.P. ("Thayer III") is the managing member of Circuit Holdings, L.L.C. Thayer Equity Investors IV, L.P. ("Thayer IV"), and TC Circuits, L.L.C. are members of Circuit Holdings, L.L.C. TC Equity Partners, L.L.C. and TC Equity Partners IV, L.L.C. are the general partners of Thayer III and Thayer IV, respectively. TC Co-Investors, LLC is the managing member of TC Circuits, L.L.C. TC Management Partners, L.L.C. is the managing member of TC Co-Investors, LLC. Messrs. Rickertsen, Malek and Stern are managing members of TC Equity Partners, L.L.C. and TC Management Partners, L.L.C. Messrs. Rickertsen, Malek, Goettman and Dickinson are managing members of TC Equity Partners IV, L.L.C.

  (b)
  Address of Principal Business Office or, if none, Residence:

    The principal business office of each Reporting Person is:

    1455 Pennsylvania Avenue, N.W.
    Suite 350
    Washington, D.C. 20004

  (c)
  Citizenship:

                Each of Thayer Equity Investors III, L.P. and Thayer Equity Partners IV, L.P. is a Delaware limited partnership. Circuit Holdings, L.L.C. and TC Circuits, L.L.C. are Delaware limited liability companies. Each of Messrs. Malek, Rickertsen, Stern, Dickinson and Goettman is a United States citizen.

  (d)
  Title of Class of Securities: Common Stock, par value $0.001 per share.

  (e)
  CUSIP Number: 87305R109

Item 3.

        Not applicable.

Page 11 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 12 of 19 Pages

Item 4.    Ownership

        (a)  Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P. and TC Circuits, L.L.C. beneficially own 18,255,725 shares.

        (b)  Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Partners, IV, L.P. and TC Circuits, L.L.C. beneficially own 46.0% of the class.

        (c)  (i)        Number of shares as to which Circuit Holdings, L.L.C. has:

    Sole power to vote or to direct the vote: 15,652,731
    Shared power to vote or to direct the vote: 0
    Sole power to dispose or to direct the disposal of: 15,652,731
    Shared power to dispose or to direct the disposal of:: 0

  (ii)
  Number of shares as to which Thayer Equity Investors III, L.P. has:

    Sole power to vote or to direct the vote: 1,356,663
    Shared power to vote or to direct the vote: 15,652,731
    Sole power to dispose or to direct the disposal of: 1,356,663
    Shared power to dispose or to direct the disposal of:: 15,652,731

  (iii)
  Number of shares as to which Thayer Equity Investors IV, L.P. has:

    Sole power to vote or to direct the vote: 1,202,470
    Shared power to vote or to direct the vote: 15,652,731
    Sole power to dispose or to direct the disposal of: 1,202,470
    Shared power to dispose or to direct the disposal of:: 15,652,731

  (iv)
  Number of shares as to which TC Circuits, L.L.C. has:

    Sole power to vote or to direct the vote: 43,861
    Shared power to vote or to direct the vote: 15,652,731
    Sole power to dispose or to direct the disposal of: 43,861
    Shared power to dispose or to direct the disposal of:: 15,652,731

  (v)
  Number of shares as to which Messrs. Malek and Rickertsen have:

    Sole power to vote or to direct the vote: 0
    Shared power to vote or to direct the vote: 18,255,725
    Sole power to dispose or to direct the disposal of: 0
    Shared power to dispose or to direct the disposal of:: 18,255,725

  (vi)
  Number of shares as to which Mr. Stern has:

    Sole power to vote or to direct the vote: 0
    Shared power to vote or to direct the vote: 17,053,255
    Sole power to dispose or to direct the disposal of: 0
    Shared power to dispose or to direct the disposal of:: 17,053,255

Page 12 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 13 of 19 Pages
  (vii)
  Number of shares as to which Messrs. Goettman and Dickinson has:

    Sole power to vote or to direct the vote: 0
    Shared power to vote or to direct the vote: 16,855,201
    Sole power to dispose or to direct the disposal of: 0
    Shared power to dispose or to direct the disposal of:: 16,855,201

Item 5.    Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7.    Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        Not applicable.

Item 8.    Identification and Classification of Members of the Group.

        Not applicable.

Item 9.    Certifications.

        Not applicable.

Page 13 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 14 of 19 Pages

SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 8, 2002
CIRCUIT HOLDINGS, L.L.C., a Delaware limited liability company		THAYER EQUITY INVESTORS III, L.P., a Delaware limited partnership
By:	Thayer Equity Partners III, L.P., a Delaware limited partnership, its managing member	By:	TC Equity Partners, L.L.C., Delaware limited liability company, its General Partner
	/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer		/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer
THAYER EQUITY PARTNERS IV, L.P., a Delaware limited partnership		TC CIRCUITS, LLC, a Delaware limited liability company
By:	TC Equity Partners IV, L.L.C., a Delaware limited liability company, its General Partner	By:	TC Co-Investors, L.L.C. a Delaware limited liability company, its Managing Member
	/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer	By:	TC Management Partners, L.L.C. a Delaware limited liability company, its Managing Member
/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer
FREDERIC V. MALEK		CARL J. RICKERTSEN
/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact		/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact
PAUL G. STERN		JEFFREY W. GOETTMAN
/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact		/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact

Page 14 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 15 of 19 Pages
DANIEL M. DICKINSON
/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact

Page 15 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 16 of 19 Pages

EXHIBIT LIST

Exhibit No.	Title
A	Joint Filing Agreement dated March 6, 2002, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman
B	Power of Attorney of Daniel M. Dickinson

Page 16 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 17 of 19 Pages

EXHIBIT A

        Each of the undersigned hereby agree to file this schedule jointly pursuant to Rule 13d-1(k)(1).

Dated: March 8, 2002
CIRCUIT HOLDINGS, L.L.C., a Delaware limited liability company		THAYER EQUITY INVESTORS III, L.P., a Delaware limited partnership
By:	Thayer Equity Partners III, L.P., a Delaware limited partnership, its managing member	By:	TC Equity Partners, L.L.C., Delaware limited liability company, its General Partner
	/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer		/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer
THAYER EQUITY PARTNERS IV, L.P., a Delaware limited partnership		TC CIRCUITS, LLC, a Delaware limited liability company
By:	TC Equity Partners IV, L.L.C., a Delaware limited liability company, its General Partner	By:	TC Co-Investors, L.L.C. a Delaware limited liability company, its Managing Member
	/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer	By:	TC Management Partners, L.L.C. a Delaware limited liability company, its Managing Member
/s/ Barry E. Johnson Barry E. Johnson Secretary, Treasurer and Chief Financial Officer
FREDERIC V. MALEK		CARL J. RICKERTSEN
/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact		/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact
PAUL G. STERN		JEFFREY W. GOETTMAN
/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact		/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact

Page 17 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 18 of 19 Pages
DANIEL M. DICKINSON
/s/ Barry E. Johnson Barry E. Johnson, Attorney-in-Fact

Page 18 of 19 Pages

CUSIP No. 87305R109	SCHEDULE 13G	Page 19 of 19 Pages

EXHIBIT B

POWER OF ATTORNEY

        Know all by these presents, that each of the undersigned hereby constitutes and appoints Barry E. Johnson, with full power of substitution, the undersigned's true and lawful attorney-in-fact to:

        (1)  execute for and on behalf of the undersigned, in the undersigned's capacity as a managing member of TC Equity Partners, L.L.C. and TC Management Partners, LLC, any periodic report or other disclosure document required under Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including with limitation, Schedules 13G and 13D (any such report or document being referred to herein as a "Section 13 Document");

        (2)  do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Section 13 Document and timely file such Section 13 Document with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3)  take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Section 13 Document with respect to the undersigned's holdings of and transactions in securities issued by TTM Technologies, Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

        IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be executed as of this 14th day of February, 2001.

/s/ Daniel M. Dickinson Daniel M. Dickinson

Page 19 of 19 Pages